UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	April 9, 2002
(Exact name of registrant as specified in its charter)	Richardson Electronics, Ltd.
(State or other jurisdiction of incorporation)	Delaware
(Commission file Number)	0-12906
(IRS Employer Identification No.)	36-2096643
(Address of principal executive office)	40W267 Keslinger Road, P. O. Box 393, La Fox, IL
(Zip Code)	60147-0393
Registrant's telephone number, including area code	630-208-2386

This Current Report on Form 8-K contains a total of 2 pages.

Item 5. Other.

Richardson Electronics Announces Fourth Quarter Dividend

LaFox, IL, Tuesday April 9, 2002: -- Richardson Electronics, Ltd. today announced that its Board of Directors voted to declare a cash dividend for the fourth quarter of fiscal 2002 to all holders of common stock.

The cash dividend of $.04 per share will be payable June 3, 2002 to all common stockholders of record May 10, 2002. The Company currently has 10,698,142 shares of common stock outstanding, net of shares held in treasury. A dividend equal to 90 percent of the dividend paid on the common stock will be paid to the holders of the 3,206,812 outstanding shares of Class B Common Stock.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and assembly, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.